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                                                                     EXHIBIT 4.3

                                                                  EXECUTION COPY

                          SALE AND ASSIGNMENT AGREEMENT


               THIS SALE AND ASSIGNMENT AGREEMENT, dated as of April 14, 1998 (the "Sale Agreement") is entered into among ADVANTA LEASING RECEIVABLES CORP. III ("ALRC III"), a Nevada Corporation and ADVANTA BUSINESS RECEIVABLES LLC ("ABR LLC"), a Nevada Limited Liability Company (together the "Sellers") and ADVANTA LEASING RECEIVABLES CORP. IV ("ALRC IV"), a Nevada Corporation and ADVANTA LEASING RECEIVABLES CORP. V ("ALRC V"), a Nevada Corporation (together the "Purchasers").


                                   WITNESSETH:

               Reference is hereby made to that certain Master Contribution Agreement dated as of May 1, 1997, between Advanta Business Services Corp. ("ABS") and ALRC III, as the Obligors' Agent (the "Master Contribution Agreement") and the Supplements thereto among ABS and the Sellers (the "Supplements", and, together with the Master Contribution Agreement, the "Contribution Agreement"). Pursuant to the Contribution Agreement ABS has conveyed to the Sellers the Conveyed Assets, as defined in the Contribution Agreement.

               WHEREAS, the Sellers now wish to sell, transfer, convey and assign such Conveyed Assets to the Purchasers; and

               WHEREAS, the Purchasers now wish to purchase such Conveyed Assets

               NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

               Section 1 Definitions. For the purposes of this Sale Agreement, capitalized terms used herein but not otherwise defined shall have the respective meanings assigned to such terms in the Contribution Agreement and the Supplements.

               Section 2. Sale; Assignment. (a) (i) ALRC III hereby sells, assigns, transfers and conveys to ALRC IV all of the ALRC III's right, title and interest in, to, and under all or any portion of the Conveyed Assets owned as of the date hereof by ALRC III (the "ALRC III Assets"), together with all rights of ALRC III against ABS under the Contribution Agreement and with respect thereto, whether now existing or hereafter arising, without representation, warranty or recourse except as set forth in Section 3 hereof.



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               (ii) ABR LLC hereby assigns, transfers and conveys to ALRC V all of ABR LLC's right, title and interest in, to, and under all or any portion of the Conveyed Assets owned, as of the date hereof, by ABR LLC, together with all rights of ABR LLC against ABS under the Contribution Agreement and with respect thereto (the "ABR LLC Assets"), whether now existing or hereafter arising, without representation, warranty or recourse except as set forth in Section 3 hereof.

               (b) In connection with such sale and assignment, the Sellers have recorded and filed financing statements in the State of Nevada with respect to the Conveyed Assets, meeting the requirements of applicable state law in such manner as are necessary to perfect and to maintain the perfection of, the sale and assignment of the Conveyed Assets from the Sellers to the Purchasers.

               (c) The purchase price for the sale of the ALRC III Assets by ALRC III to ALRC IV is $41,961,276.67, the receipt of which is hereby acknowledged from ALRC IV and ALRC V, jointly.

               (d) The purchase price for the sale of the ABR LLC Assets by ABR LLC to ALRC V is $341,909,905.68, the receipt of which is hereby acknowledged from ALRC IV and ALRC V, jointly.

               Section 3. Representations and Warranties. (a) Each Seller makes the following representations and warranties to the Purchasers:

               (i) Organization and Good Standing. Each Seller is a legal entity duly organized, validly existing and in good standing under the laws of the State of its organization, with full corporate power and authority to own its properties and to conduct its business as presently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire, own and convey the Conveyed Assets;

               (ii) Due Qualification. Each Seller is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, license or approval, except to the extent that the failure to be so qualified, or to obtain such licenses and approvals would not, in the aggregate materially and adversely affect the ability of the Sellers to perform their respective obligations under this Sale Agreement;

               (iii) Power and Authority. Each Seller has the corporate power and authority to execute and deliver this Sale Agreement and has duly authorized the transfer and assignment to the Purchasers of the Conveyed Assets by all necessary corporate action;

               (iv) No Violation. The consummation of the transactions contemplated by and the fulfillment of the terms of this Sale Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or bylaws of either of the Sellers or any material term of any agreement, or other instrument to which either of the Sellers is a party


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or by which it is bound, or result in the creation or imposition of any Adverse
Claim upon any of its properties pursuant to the terms of any such agreement, or other instrument, or violate any law or any order, writ, judgment, award, injunction, decree, rule, or regulation applicable to either of the Sellers or affecting it or its property, which would have a material adverse effect on the Conveyed Assets, and no transaction contemplated hereby requires compliance with any bulk sales act or similar law;

               (v) No Proceedings. There are no proceedings or investigations pending, or, to the knowledge of either of the Sellers, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental authority (A) asserting the invalidity of this Sale Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Sale Agreement, or (C) seeking any determination or ruling that might (in the reasonable judgment of either of the Sellers) materially and adversely affect the performance by either of the Sellers of its respective obligations under, or the validity or enforceability of, this Sale Agreement;

               (vi) Insolvency. Neither Seller is insolvent and neither Seller will be rendered insolvent by the transactions contemplated by this Sale Agreement; and

               (vii) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by each Seller of this Sale Agreement.

               (b) Each Purchaser makes the following representations and warranties to the Sellers:

               (i) Organization and Good Standing. Each Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the State of its organization, with full corporate power and authority to own its properties and to conduct its business as presently conducted, and has, power, authority and legal right to acquire and own the Conveyed Assets;

               (ii) Due Qualification. Each Purchaser is duly qualified to do business as a foreign corporation and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, license or approval, except to the extent that the failure to be so qualified, or to obtain such licenses and approvals would not, in the aggregate materially and adversely affect the ability of the Purchasers to perform their respective obligations under this Sale Agreement;

               (iii) Power and Authority. Each Purchaser has the corporate power and authority to execute and deliver this Sale Agreement and to carry out its respective terms; and


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               (iv) No Violation. The consummation of the transactions
contemplated by and the fulfillment of the terms of this Sale Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the Organizational Documents of either Purchaser, or any material term of any agreement to which such Purchaser is a party.

               Section 4. Governing Law. This Sale Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York (without regard to choice of law principles) applicable to agreements made and to be performed therein and the obligations, rights, and remedies of the parties under this Sale Agreement shall be determined in accordance with such laws.

               Section 5. Counterparts. This Sale Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

               Section 6. Binding Effect; Third-Party Beneficiaries. This Sale Agreement will inure to the benefit of and be binding upon the parties hereto, the Trustee and their respective successors and permitted assigns.

               Section 7. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.


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IN WITNESS WHEREOF, the Parties hereto have caused this SALE AND ASSIGNMENT
AGREEMENT to be duly executed by their respective officers as of the day and year first above written


                                  ADVANTA LEASING RECEIVABLES CORP. III
                                    as Seller


                                  By:  /s/  Susan McVeigh
                                     -------------------------------
                                        Name:  Susan McVeigh
                                        Title:    Chief Financial Officer


                                  ADVANTA BUSINESS RECEIVABLES LLC
                                    as Seller


                                  By:  /s/  Susan McVeigh
                                     -------------------------------
                                        Name:  Susan McVeigh
                                        Title: Chief Financial Officer


                                  ADVANTA LEASING RECEIVABLES CORP. IV
                                    as Purchaser


                                  By:  /s/  Susan McVeigh
                                     -------------------------------
                                        Name:  Susan McVeigh
                                        Title: Chief Financial Officer


                                  ADVANTA LEASING RECEIVABLES CORP. V
                                    as Purchaser


                                  By:  /s/  Susan McVeigh
                                     -------------------------------
                                        Name:  Susan McVeigh
                                        Title: Chief Financial Officer


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               Acknowledgement of Advanta Business Services Corp.


               Advanta Business Services Corp. hereby acknowledges the assignment to Advanta Leasing Receivables Corp. IV and Advanta Leasing Receivables Corp. V (together with The Chase Manhattan Bank, as Trustee, as their assignee) by Advanta Leasing Receivables Corp. III and by Advanta Business Receivables LLC of all of their rights against Advanta Business Services Corp., as Contributor, under the Master Contribution Agreement and the Supplements with respect thereto, insofar as such relate to the Conveyed Assets, and further acknowledges the direct right of The Chase Manhattan Bank to enforce such rights directly against Advanta Business Services Corp.

                               ADVANTA BUSINESS SERVICES CORP.


                               By: /s/ Cole Silver
                                  -------------------------------
                                   Name:  Cole Silver
                                   Title:     Senior Vice President


Dated:  April 14, 1998


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